As Filed with the Securities and Exchange Commission on October 22, 2014
Registration No. 333-186678

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Abaxis, Inc.
(Exact name of registrant as specified in its charter)

California	77-0213001
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3240 Whipple Road
Union City, California 94587
(Address of Principal Executive Offices) (Zip Code)

Abaxis, Inc.
2014 Equity Incentive Plan
(Full title of the plan)

Clinton H. Severson
President, Chief Executive Officer,
and Chairman of the Board
Abaxis, Inc.
3240 Whipple Road
Union City, California 94587
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (510) 675-6500.
_______________

Copies to:
Jodie M. Bourdet
Cooley LLP
101 California Street, 5th Floor
San Francisco, California 94111-5800
(415) 693-2000
_______________

EXPLANATORY NOTE

Abaxis, Inc., a California corporation (the “Company”), is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain shares of the Company’s common stock, no par value (the “Common Stock”), that were originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 14, 2013 (Registration Number 333-186678) (the “2013 Form S-8”), for offer or sale pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”). A total of 900,000 shares of Common Stock were initially registered for issuance under the 2013 Form S-8.

On October 22, 2014 (the “Effective Date”), the Company’s stockholders approved the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), which replaces the 2005 Plan. No future awards will be made under the 2005 Plan. According to the terms of the 2014 Plan, any unallocated shares remaining available for issuance pursuant to the exercise of options or issuance or settlement of stock awards not previously granted under the 2005 Plan as of the Effective Date will cease to be available under the Prior Plan at such time and will be available for issuance under the 2014 Plan.

Of the shares registered under the 2013 Form S-8, 875,505 shares of Common Stock (the “Carryover Shares”) remained available for issuance pursuant to the exercise of options or issuance or settlement of stock awards that have not previously been granted under the 2005 Plan as of the Effective Date, and are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment to Registration Statement on Form S-8, the Company is filing a Registration Statement on Form S-8 to register the shares of Common Stock that are available for offer or sale pursuant to the 2014 Plan, including the Carryover Shares.

In accordance with Rule 457(p) of the Securities Act of 1933, as amended, and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is hereby filed (i) to reallocate the Carryover Shares from the 2005 Plan to the 2014 Plan, and (ii) to carry over the registration fee paid for the Carryover Shares that were previously registered from the 2013 Form S-8 to the Registration Statement on Form S-8 for the 2014 Plan that is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union City, State of California, on October 22, 2014.

ABAXIS, INC.

By:	/s/ Clinton H. Severson
Clinton H. Severson
President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

President, Chief Executive Officer and Director
/s/ Clinton H. Severson	(Principal Executive Officer)	October 22, 2014
Clinton H. Severson

/s/ Alberto R. Santa Ines	Chief Financial Officer and Vice President of Finance	October 22, 2014
Alberto R. Santa Ines	(Principal Financial and Accounting Officer)

/s/ Vernon E. Altman	Director	October 22, 2014
Vernon E. Altman

/s/ Richard J. Bastiani, Ph.D.	Director	October 22, 2014
Richard J. Bastiani, Ph.D.

/s/ Michael D. Casey	Director	October 22, 2014
Michael D. Casey

/s/ Henk J. Evenhuis	Director	October 22, 2014
Henk J. Evenhuis

/s/ Prithipal Singh, Ph.D.	Director	October 22, 2014
Prithipal Singh, Ph.D.